CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm included on the cover page and under the caption of “Independent Registered Public Accounting Firm” in the Statement of Additional Information. We also consent to the reference to our firm under the caption “Financial Highlights” in the Prospectuses and to the use of our reports dated February 19, 2013 (for the USAA S&P 500 Index Fund, the USAA NASDAQ-100 Index Fund, the USAA Total Return Strategy Fund, the USAA Real Return Fund, and the USAA Ultra Short-Term Bond Fund) and February 21, 2013 (for the USAA Global Managed Volatility Fund, formerly the USAA Global Opportunities Fund), on the financial statements and financial highlights as of and for the period ended December 31, 2012 in the Post-Effective Amendment Number 90 to the Registration Statement (Form N-1A  No. 33-65572).

/s/ Ernst & Young LLP

San Antonio, Texas
July 8, 2013